EXHIBIT 10.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT. THIS NOTE IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN SECTION 12 OF THIS NOTE.

CHURCHILL DOWNS INCORPORATED
CONVERTIBLE PROMISSORY NOTE

$16,669,379.87	Louisville, Kentucky October 19, 2004

          Churchill Downs Incorporated, a Kentucky corporation (the “Company”), the principal office of which is located at 700 Central Avenue, Louisville, Kentucky 40208, for value received, hereby promises to pay to the order of Brad M. Kelley, an individual, whose principal residence is located at 100 Gulf Blvd., Boca Grande, Florida 33921 (“Holder”), the sum of Sixteen Million Six Hundred Sixty-Nine Thousand Three Hundred Seventy-Nine Dollars and 87/100 ($16,669,379.87), or such lesser amount as shall then equal the outstanding principal balance hereof and any unpaid accrued interest hereon, as set forth below, on the date which is ten (10) years from the date hereof (the “Maturity Date”). The Company shall have no right to prepay or transfer this note prior to the Maturity Date without the consent of the Holder. The Company shall, on the Maturity Date, pay the principal balance hereof and any unpaid accrued interest hereon in any combination of cash and shares of the Company’s common stock (with shares of the Company’s common stock to be valued for such purposes at the Conversion Price).

          Payment for all amounts due hereunder shall be made by mail to the Holder c/o Holder’s attorney, Greg Betterton, Esq., 981 Ridgewood Avenue, #101, Venice, Florida 34285. This Note is issued pursuant to that certain Stock Redemption Agreement dated as of the date hereof by and among the Company and the Holder, as the same may from time to time be amended, modified or supplemented (the “Redemption Agreement”).

          The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

          1.     Definitions. Unless specifically defined herein, capitalized terms shall have the meaning given them in the Redemption Agreement. As used herein, the following terms, unless the context otherwise requires, have the following meanings:

               (i)     The “Company” includes any entity which shall succeed to or assume the obligations of the Company under this Note.

               (ii)     “Holder,” when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

               (iii)     “Conversion Price” means $36.83.

          2.     Interest. The Company shall pay interest on the principal amount of the Note on an annual basis if, and only if, the Company declares and pays a cash dividend on its common stock for such year. Within ten (10) business days of paying any cash dividend on its common stock, the Company will pay to the Holder as interest an amount equal to what Holder would have received as a dividend on the shares of the Company’s common stock redeemed pursuant to the Redemption Agreement. All payments made on this Note shall be applied, at the option of the Holder, first to collection costs, if any, then to accrued interest and then to principal. After maturity or in the event of default, interest shall continue to accrue on the Note at the rate set forth above. Notwithstanding anything in this Note to the contrary, the interest rate charged hereon shall not exceed the maximum rate allowable by applicable law. If any stated interest rate herein exceeds the maximum allowable rate, then the interest rate shall be reduced to the maximum allowable rate, and any excess payment of interest made by the Company at any time shall be applied to the unpaid balance of any outstanding principal of this Note.

          3.     Events of Default. If any of the events specified in this Section 3 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire outstanding principal of this Note and unpaid accrued interest thereon immediately due and payable, by notice in writing to the Company:

               (i)     Default in the payment of the principal and unpaid accrued interest of this Note within fifteen (15) days of when due and payable; or

               (ii)     The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer to consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

               (iii)     If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

               (iv)     Failure of Company to convert in accordance with the procedure set forth herein, in which case this Note shall accrue interest at the maximum allowable rate until the date of conversion.

          4.     Conversion.

               (i)     Optional Conversion. Upon delivery of the Conversion Notice attached hereto to the Company, the Holder has the right, at the Holder’s option, at any time prior to payment in full of the principal balance of and accrued interest on this Note, to convert this Note, in accordance with the provisions of this Section 4, in whole or in part (if in part, in principal amounts of no less than $100,000, and in $100,000 increments), into shares of the Company’s common stock, which are fully paid, nonassessable, fully registered and immediately transferable, subject only to compliance with all applicable securities laws and regulations. This Note, or any portion thereof, will be convertible into that number of fully paid and nonassessable shares of the Company’s common stock equal to (i) the principal amount of the Note being converted, together with all accrued but unpaid interest thereon, divided by (ii) the Conversion Price. Provided, however, Holder will only be able to convert the Note, or any portion thereof, into shares of the Company’s common stock if Holder’s total beneficial ownership of the Company’s common stock immediately after such conversion would be less than 4.9% of the Company’s then total number of issued and outstanding shares of common stock (nothing herein shall prevent Holder from entering into an agreement to sell all or a portion of the shares into which this Note would convert as long as the closing on any such sale occurs simultaneously with the conversion of the Note so that Holder’s percentage ownership of Company’s common stock never surpasses 4.9%). Notwithstanding the immediately preceding sentence, if Holder’s post-conversion beneficial ownership of the Company’s common stock would be five percent (5.0%) or greater, Holder may convert the Note, or any portion thereof, if (and only if) Holder has fully disclosed any and all information, has executed any documents, and has taken all other steps, required by any applicable gaming agency or regulatory authority for holders of 5.0% or more of the Company’s common stock (the “Disclosure Requirements”), and agrees to make all such information available in the future and to comply with any request of the Company or any applicable gaming agency or regulatory authority or otherwise fully complies with (on a timely basis) the requirements of such applicable gaming agency or regulatory authority.

               (ii)     Conversion Procedure. Before the Holder shall be entitled to convert this Note into shares of the Company’s common stock, Holder shall deliver the Conversion Notice attached hereto to Company not less than seventy-five (75) days prior to the date Holder desires to convert this Note. Such Conversion Notice shall be delivered by mail, postage prepaid, to the Company at its principal corporate office, and shall contain a statement of the election of Holder to convert the Note, or a portion of the Note as well as the date the Holder desires such conversion to be effective. Such conversion shall be deemed to have been made immediately prior to the close of business on the later of (a) the date specified in such notice (which date shall be not less than seventy five (75) days from the date Company receives such notice) or (b) the date of surrender of this Note or (c) the date Holder has demonstrated compliance with the Disclosure Requirements, and the person or persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares as of such date.

          As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Holder of this Note a certificate or certificates for the number of full shares of the Company’s registered common stock issuable upon such conversion.

          If Holder has complied with the provisions of this Note as it relates to conversion of this Note and, despite such compliance by Holder, it is apparent to Company that Holder will be unable to convert this Note into fully registered and immediately transferable shares of the Company’s common stock on the date Holder has specified in the Transfer Notice (“Holder’s Desired Transfer Date”) because of Company’s actions, inactions or efforts to comply with applicable securities laws, then Company shall have the option of allowing Holder to convert this Note (or a portion hereof) so that Company can immediately purchase and redeem the shares issued by Company to Holder upon conversion of this Note (or a portion hereof) at a per share price equal to the per share closing price on the Nasdaq national market (“Closing Price”) on the day of conversion (the “Redemption Option”). Upon exercising the Redemption Option, the principal amount of the Note will be reduced accordingly. If Company does not elect to exercise the Redemption Option, Company will hold Holder harmless from any drop in the Closing Price between the Holder’s Desired Transfer Date and the date Holder is able to convert this Note into fully registered and immediately transferable shares of the Company’s common stock (the “Interim Period”). Similarly, if during the Interim Period, the Closing Price increases, Holder will pay the amount of the increase to Company.

               (iii)     Mechanics and Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal and interest that is not so converted. Upon conversion of the entire outstanding principal amount of and all accrued interest on this Note, the Company shall be forever released from all its obligations and liabilities under this Note.

          5.     Conversion Price Adjustments.

               (i)     Adjustments for Splits and Subdivisions. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding capital stock of the Company or the determination of holders of capital stock entitled to receive a dividend or other distribution payable in additional shares of capital stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of capital stock (hereinafter referred to as “Share

Equivalents”) without payment of any consideration by such holder for the additional capital stock or the Share Equivalents (including the additional shares of capital stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distributions, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of shares issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares of capital stock.

               (ii)     Adjustments for Reverse Splits. If the number of shares of Company’s capital stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Company’s capital stock, then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

          6.     Notices of Record Date, etc. In the event of:

               (i)     Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any distribution (other than a distribution payable only in cash) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

               (ii)     Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer outside of the regular course of business of all or substantially all of the assets of the Company to any other person (other than a subsidiary of the Company) or any consolidation or merger involving the Company (other than a merger with a subsidiary of the Company) ; or

               (iii)     Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to the holder of this Note at least ten (10) days prior to the earliest date specified therein, a notice specifying: (a) the date on which any such record is to be taken for the purpose of such distribution or right, and the amount and character of such distribution or right; and (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date (if any) for determining shareholders entitled to vote thereon. In the event Company delivers the notice described in this Section 6, Holder may demand immediate conversion of this Note without regard to the notice provisions and time periods set forth in Section 4 (ii); provided that Holder must still comply with the Disclosure Requirements if Holder’s post-conversion beneficial ownership of the Company’s common stock will equal or exceed 5.0%.

          7.     Reservation of Shares Issuable Upon Conversion. The Company covenants that it shall reserve from its authorized and unissued shares of common stock, a sufficient number of shares to effect the conversion of the entire outstanding principal amount of this Note. The Company further covenants that all shares that may be issued upon the exercise of rights represented by this Note will, when issued in accordance with the terms hereof, be fully paid, nonassessable, fully registered and immediately transferable (subject only to compliance with all applicable securities laws and regulations), free of preemptive rights and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Note shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares upon the conversion of this Note.

          8.     Prepayment. The Company shall have no right to prepay this Note without the consent of Holder, who may grant or deny such consent in its sole discretion.

          9.     Note is Subordinate to Company’s Credit Facilities and other Senior Long Term Debt. Holder acknowledges that Company has existing credit facilities with commercial lenders and other senior long term debt with institutional investors and that, prior to the Maturity Date, Company may enter into amendments thereto or into new credit facilities with commercial lenders or into new other senior long term debt with institutional investors (collectively, the “Credit Facilities and Other Senior Long Term Debt”). Notwithstanding any contrary statement contained in this Note, any and all payments arising on account of any obligation arising from or in connection with this Note (whether of principal, interest or otherwise) shall be, at all times, subordinate to the payment of amounts of any kind or nature, present or future, which are owed by Company pursuant to or arising from the Credit Facilities and Other Senior Long Term Debt. By signing below, Holder hereby irrevocably subordinates and postpones the payment and the time of payment of all payments arising on account of any obligation arising from or in connection with this Note and all claims and demands arising therefrom to the Credit Facilities and Other Senior Long Term Debt and directs that the Credit Facilities and Other Senior Long Term Debt be paid in full before any amounts be paid pursuant to this Note, provided such subordination shall not restrict Holder’s right to convert.

          10.     Assignment. Subject to the restrictions on transfer described in Section 12 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

         11.     Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of both the Company and the Holder.

          12.     Transfer of this Note; Compliance with Securities Laws. The Holder of this Note, by acceptance hereof, acknowledges that this Note and the shares to be issued upon conversion hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment. This Note is not transferable without the express written consent of Company. Further, if Company consents to any transfer proposed by Holder, such transfer must be in compliance with all applicable securities laws and regulations as determined in the sole discretion of Company’s legal counsel.

          13.     Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), or (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth herein. Any party hereto may by notice so given change its address for future notice hereunder.

          14.     No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent to or receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company.

          15.     Waivers. The Company hereby waives presentment, demand, protest and notice of dishonor and protest, and also waives all other exemptions; and agrees that extension or extensions of the time of payment of this Note or any installment or part thereof may be made before, at or after maturity by agreement by the Holder. Upon default hereunder the Holder shall have the right to convert this Note without regard to the notice provisions and time periods set forth in Section 4 (ii); provided that Holder must still comply with the Disclosure Requirements if Holder’s post-conversion ownership of the Company’s common stock will equal or exceed 5.0%. The Company shall pay to the Holder, upon demand, all costs and expenses, including, without limitation, attorneys’ fees and legal expenses, that may be incurred by the Holder in connection with the enforcement of this Note, including expenses, if any, incurred by Holder related to the registration of shares on conversion.

         16.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, excluding that body of law relating to conflict of laws.

          17.     Heading; References. All headings used herein are used for convenience only and shall not be sued to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

          IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be issued as of this the 19th day of October, 2004.

“Company” CHURCHILL DOWNS INCORPORATED
By: /S/ Michael W. Anderson Its: VP Finance & Treasurer

“Holder”

/s/ Brad M. Kelley Brad M. Kelley

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of Note)

TO CHURCHILL DOWNS INCORPORATED

The Note attached to this Notice of Conversion is in the principal amount of $__________ and is dated September _____, 2004. The undersigned, the Holder of the attached Note, hereby surrenders such Note for conversion into shares of the common stock of Churchill Downs Incorporated, to the extent of $_________ unpaid principal amount and accrued interest of such Note, and requests that the certificates for such shares be issued in the name of, and delivered to, Brad M. Kelley, whose address is ___________________________. The undersigned requests that the conversion be effective as of _________ ____, 20__ (which date must be no less than the date which is sixty (60) days after the date this Notice of Conversion is delivered to Churchill Downs Incorporated, except as provided in Section 6 of the Note) and further acknowledges that such effective date is subject to the terms of the Note.

Dated:

(Signature must conform in all respect to name of Holder as specified on the face of the Note)

Address